Exhibit 4.2

EXECUTION VERSION

CATAMARAN CORPORATION

as Issuer,

the Guarantors party hereto

AND

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee

First Supplemental Indenture

Dated as of March 12, 2014

Supplemental to Indenture

Dated as of March 6, 2014

4.75% Senior Notes due 2021

TABLE OF CONTENTS

ARTICLE 1
DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

SECTION 1.01	Scope of Supplemental Indenture	2
SECTION 1.02	Definitions of Certain Terms	2

ARTICLE 2
THE SECURITIES

SECTION 2.01	Title and Terms; Payments	13
SECTION 2.02	Book-Entry Provisions for Global Notes	13

ARTICLE 3
REDEMPTION

SECTION 3.01	Optional Redemption	14
SECTION 3.02	Mandatory Redemption; Open Market Purchases	15

ARTICLE 4
ADDITIONAL COVENANTS

SECTION 4.01	Offer to Purchase Upon Change of Control Triggering Event	15
SECTION 4.02	Restrictions on Liens	17
SECTION 4.03	Restrictions on Sale and Lease-Back Transactions	17
SECTION 4.04	Exempted Transactions	17
SECTION 4.05	Future Guarantors	18
SECTION 4.06	Covenant Suspension	18
SECTION 4.07	Commission Reports	18
SECTION 4.08	Compliance Certificates	19
SECTION 4.09	Payment of Additional Amounts	19

ARTICLE 5
AMENDMENT AND WAIVER; SATISFACTION AND DISCHARGE

SECTION 5.01	Amendment and Waiver Without Consent of Holders	21
SECTION 5.02	Amendment and Waiver With Consent of Holders	21
SECTION 5.03	Covenant Defeasance	21

ARTICLE 6
GUARANTEES

SECTION 6.01	Guarantees	22
SECTION 6.02	Limitation on Liability	22

ARTICLE 7
AMENDMENTS TO THE ORIGINAL INDENTURE WITH RESPECT TO ALL SECURITIES

SECTION 7.01	Amendments	22

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FIRST SUPPLEMENTAL INDENTURE, dated as of March 12, 2014 (this “Supplemental Indenture”), among Catamaran Corporation, a corporation duly organized and existing under the laws of the Yukon Territory, Canada (the “Company”), the Guarantors party hereto and Wilmington Trust, National Association, as trustee (the “Trustee”) under the indenture dated as of March 6, 2014, between the Company and the Trustee (as amended or supplemented from time to time in accordance with the terms thereof, the “Original Indenture”).

RECITALS OF THE COMPANY

WHEREAS, the Company executed and delivered the Original Indenture to the Trustee to provide, among other things, for the future issuance of the Company’s unsecured Securities from time to time in one or more series as might be determined by the Company under the Original Indenture, in an unlimited aggregate principal amount which may be authenticated and delivered as provided in the Original Indenture;

WHEREAS, Section 2.01 of the Original Indenture provides for various matters with respect to any series of Securities issued under the Original Indenture to be established in an indenture supplemental to the Original Indenture;

WHEREAS, Section 8.01(ix) of the Original Indenture provides for the Company and the Trustee to enter into an indenture supplemental to the Original Indenture to establish the form or terms of Securities of any series as permitted by Section 2.01 of the Original Indenture;

WHEREAS, a duly authorized special committee of the Board of Directors has duly adopted resolutions authorizing the Company to execute and deliver this Supplemental Indenture;

WHEREAS, the boards of directors or managers, as applicable, of each Guarantor has duly adopted resolutions authorizing such Guarantor to execute and deliver this Supplemental Indenture;

WHEREAS, pursuant to the terms of the Original Indenture, the Company desires to provide for the establishment of a new series of its Securities to be known as its “4.75% Senior Notes due 2021” (the “Notes”), the form and substance of such Notes and the terms, provisions and conditions thereof to be set forth as provided in the Original Indenture and this Supplemental Indenture;

WHEREAS, the Guarantors are willing to provide Guarantees in respect of the Notes;

WHEREAS, the form of Note is to be substantially in the form hereinafter provided for; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture, and all requirements necessary to make (i) this Supplemental Indenture a valid instrument in accordance with its terms, (ii) the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, and (iii) the Guarantees, when this Supplemental Indenture is executed by the Guarantors and the actions in the preceding clause (ii) have been taken, the valid obligations of the Guarantors.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH, for and in consideration of the premises and the purchases of the Notes by the Holders thereof, it is mutually agreed, for the benefit of the parties hereto and the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE 1

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

SECTION 1.01 Scope of Supplemental Indenture. Except as provided herein, including Article 7, the changes, modifications and supplements to the Original Indenture effected by this Supplemental Indenture shall be applicable only with respect to, and shall only govern the terms of, the Notes, which may be issued from time to time, and shall not apply to any other Securities that may be issued under the Original Indenture unless a supplemental indenture with respect to such other Securities specifically incorporates such changes, modifications and supplements. The provisions of this Supplemental Indenture shall supersede any corresponding provisions in the Original Indenture. Except as provided herein, including Article 7, the Original Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Original Indenture in the manner and to the extent herein and therein provided. The Trustee accepts the trusts created by the Indenture, and agrees to perform the same upon the terms and conditions set forth in the Indenture.

SECTION 1.02 Definitions of Certain Terms. For all purposes of this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(i) the terms defined in this Article 1 shall have the meanings assigned to them in this Article and include the plural as well as the singular;

(ii) all words, terms and phrases defined in the Original Indenture (but not otherwise defined herein) shall have the same meaning herein as in the Original Indenture;

(iii) “or” is not exclusive;

(iv) all other terms used herein that are defined in the TIA, either directly or by reference therein, shall have the meanings assigned to them therein;

(v) words in the singular include the plural, and in the plural include the singular;

(vi) unless otherwise specified herein, all accounting terms used herein shall have the meanings assigned to them in accordance with GAAP;

(vii) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; and

(viii) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision.

“Additional Amounts” has the meaning specified in Section 4.09(a) hereof.

“Additional Notes” has the meaning specified in Section 2.01 hereof.

“Attributable Debt” means, with respect to any Sale and Lease-Back Transaction, at the time of determination, the lesser of (1) the sale price of the property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of such lease, and (2) the total obligation (discounted to the present value at the implicit interest factor, determined in accordance with GAAP, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction. Notwithstanding the foregoing, if such Sale and Lease-Back Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby shall be determined in accordance with the definition of “Capitalized Lease Obligation.”

“Authorized Agent” has the meaning specified in Section 8.08 hereof.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Capital Stock” or “stock” means:

(a) in the case of a corporation, corporate stock or shares;

(b) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests;

(c) in the case of an association or business entity (other than as provided in clauses (a) and (b) above), shares, interests, participations, rights or other equivalents (however designated) similar to corporate stock; and

(d) any other interest or participation that confers on a Person the right to receive a share of the profit and losses of, or distribution of assets of, the issuing Person.

“Change in Tax Law” has the meaning specified in Section 3.01(b) hereof.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease or transfer (other than by way of amalgamation, merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than to the Company or one of the Subsidiaries of the Company;

(2) the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of amalgamation, merger, consolidation or other business combination or purchase, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies holding directly or indirectly more than 50% of the total voting power of the Voting Stock of the Company;

(3) the adoption by the shareholders of the Company of a plan or proposal for the liquidation or dissolution of the Company; or

(4) the first day on which a majority of the Board of Directors of the Company are not Continuing Directors.

Notwithstanding the foregoing, a transaction shall not be considered to be a Change of Control if, in the case of an amalgamation, merger or consolidation transaction, holders of the Voting Stock of the Company that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such amalgamation, merger or consolidation transaction) own, directly or indirectly, at least a majority of the voting power of the Voting Stock of the surviving Person in such amalgamation, merger or consolidation transaction immediately after such transaction.

“Change of Control Offer” has the meaning specified in Section 4.01(a) hereof.

“Change of Control Payment” has the meaning specified in Section 4.01(a) hereof.

“Change of Control Payment Date” has the meaning specified in Section 4.01(a)(ii) hereof.

“Change of Control Triggering Event” means the occurrence of (1) a Change of Control that is accompanied or followed by a downgrade of the Notes within the Ratings Decline Period for such Change of Control by each of the Ratings Agencies and (2) the rating of the Notes on any day during such Ratings Decline Period is below the lower of the rating by such Ratings Agency in effect (a) immediately preceding the first public announcement of the Change of Control (or occurrence thereof if such Change of Control occurs prior to the first public announcement thereof) and (b) on the Issue Date; provided, however, that a downgrade of the Notes by the applicable Rating Agency shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a downgrade for purposes of the definition of Change of Control Triggering Event) if such Rating Agency making the reduction in rating does not publicly announce or confirm or inform the Company or the Trustee in writing at the request of the Company that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of such downgrade). Notwithstanding anything to the contrary, no Change of Control Triggering Event shall be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Code” means the Internal Revenue Code of 1986, as amended.

“Comparable Treasury Issue” means, with respect to any Redemption Date, the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes to be redeemed.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of five Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, (2) if the Company obtains fewer than five but more than one such Reference Treasury Dealer Quotations for such Redemption Date, the average of all such quotations, or (3) if the Company obtains only one such Reference Treasury Dealer Quotation for such Redemption Date, that Reference Treasury Dealer Quotation.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized, including amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the payments associated with Capitalized Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings and receivables financings, and net payments, if any, pursuant to Hedging Obligations, to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization, including amortization of goodwill and all other intangibles and other noncash expenses, excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period (excluding rationalization or restructuring charges), of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(4) extraordinary losses of such Person and its Subsidiaries for such period, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(5) non-cash stock compensation expenses and all other non-cash items of such Person and its Subsidiaries incurred in such period, to the extent such expenses were deducted in computing such Consolidated Net Income; plus

(6) fees and expenses directly incurred or paid in connection with any acquisition (whether by purchase, merger, consolidation or otherwise) or series of related acquisitions by such Person or any of its Subsidiaries of (a) a majority of the assets of or (b) a majority of the equity interests in, a Person or division or line of business of a Person, to the extent such fees and expenses were deducted in computing such Consolidated Net Income; plus

(7) any unrealized losses in respect of any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, to the extent such unrealized losses were deducted in computing such Consolidated Net Income; provided no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of such Person or its Subsidiaries shall be included; plus

(8) any non-recurring charges, costs, fees and expenses directly incurred or paid directly as a result of discontinued operations or restructurings, to the extent such charges, costs, fees and expenses were deducted in computing such Consolidated Net Income; minus

(9) non-cash items increasing such Consolidated Net Income for such period, excluding (a) any non-cash items to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and (b) any non-cash items with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, that net income of any Subsidiary which is restricted from declaring or paying dividends or otherwise advancing funds to its parent whether by contract or otherwise shall be excluded in computing Consolidated Net Income (provided, that any such income so excluded may be included in such period or any later period to the extent of any cash dividends or advances actually paid in the relevant period to such parent or any wholly-owned Subsidiary of such parent).

“Consolidated Net Tangible Assets” means, with respect to any specified Person as of any date, the total assets of such Person and its Subsidiaries as of the most recent fiscal quarter end for which a consolidated balance sheet of such Person and its Subsidiaries is available as of that date, minus (a) all current liabilities of such Person and its Subsidiaries reflected on such balance sheet (excluding any revolving loans pursuant to the Company’s Senior Secured Credit Facility and current liabilities for borrowed money having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower) and (b) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangible assets of such Person and its Subsidiaries reflected on such balance sheet, as determined on a consolidated basis in accordance with GAAP.

“Consolidated Secured Indebtedness” means, with respect to any specified Person as of any date, (a) the total amount of Indebtedness of such Person and its Subsidiaries as of the most recent consolidated balance sheet of such Person and its Subsidiaries that is available as of that date that is secured by a Lien on the assets or property of such specified Person or upon shares of Capital Stock or Indebtedness of any of its Subsidiaries, as determined on a consolidated basis in accordance with GAAP, plus (b) the total amount of Capitalized Lease Obligations of such Person and its Subsidiaries as of the most recent consolidated balance sheet of such Person and its Subsidiaries that is available as of that date, as determined on a consolidated basis in accordance with GAAP, plus (c) the total amount of Attributable Debt in respect of Sale and Lease-Back Transactions of such Person and its Subsidiaries as of such date. For the avoidance of doubt, it is understood and agreed that Consolidated Secured Indebtedness shall include any Indebtedness outstanding and any that may be borrowed pursuant to commitments under the Senior Secured Credit Facility as contemplated under the last paragraph of the definition of “Permitted Liens” in this Section 1.02.

“Consolidated Secured Leverage Ratio” means, with respect to any specified Person as of any date, the ratio of (a) the Consolidated Secured Indebtedness of such Person as of such date to (b) the Consolidated EBITDA of such Person for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available. In the event that the specified Person or any of its Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness that is secured by a Lien on Principal Property of such Person or upon Capital Stock or Indebtedness of any of its Subsidiaries (other than ordinary working capital borrowings) subsequent to the commencement of the period for which such Consolidated EBITDA is being calculated and on or prior to the date on which the event for which the calculation of the Consolidated Secured Leverage Ratio is made (the “Calculation Date”), then the Consolidated Secured Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of calculating the Consolidated Secured Leverage Ratio:

(1) acquisitions and dispositions that have been made by the specified Person or any of its Subsidiaries, including through mergers or consolidations, or any Person or any of its Subsidiaries acquired by the specified Person or any of its Subsidiaries, and including any related financing transactions and giving effect to the application of proceeds from any dispositions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period; and

(2) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded,

provided that to the extent that clause (1) or (2) of this paragraph requires that pro forma effect be given to an acquisition, disposition or discontinued operations, as applicable, such pro forma calculation shall be made in good faith by a responsible financial or accounting officer of the Company (and may include, for the avoidance of doubt and without duplication, cost savings, synergies, operating expense reductions and other operating improvements and initiatives resulting from such acquisition, disposition or discontinued operations whether or not such cost savings, synergies, operating expense reductions or other operating improvements and initiatives would be allowed under Regulation S-X promulgated by the Commission or any other regulation or policy of the Commission).

“Continuing Director” means, as of any date of determination, any member of the Board of Directors of the Company who (1) was a member of such Board of Directors on the Issue Date; or (2) was nominated for election, elected or appointed to such Board of Directors with the approval, recommendation or endorsement of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director).

“Covenant Suspension Event” has the meaning specified in Section 4.06(a) hereof.

“Funded Debt” means any Indebtedness for money borrowed, created, issued, incurred, assumed or guaranteed that would, in accordance with GAAP, be classified as long-term debt, but in any event including all Indebtedness for money borrowed, whether secured or unsecured, maturing more than one year, or extendible at the option of the obligor to a date more than one year, after the date of determination thereof (excluding any amount thereof included in current liabilities other than Indebtedness incurred under a revolving credit facility).

“Global Note” means any Note that is a Global Security.

“Guarantee” means, individually, any Guarantee of payment of the Notes and other obligations specified in the Indenture by a Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees.

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such other Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

“Indebtedness” means, with respect to any Person, any indebtedness (including principal and premium) of such Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments.

“Initial Notes” has the meaning specified in Section 2.01 hereof.

“Interest Payment Date” means, with respect to the payment of interest on the Notes, each March 15 and September 15 of each year.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Issue Date” means March 12, 2014.

“Judgment Currency” has the meaning specified in Section 8.09 hereof.

“Liens” means liens, mortgages, pledges or other encumbrances; provided that in no event shall an operating lease be deemed to constitute a Lien.

“LuxCo” means Catamaran S.a.r.l., a Luxembourg S.a.r.l. and wholly-owned Subsidiary of the Company.

“LuxCo Transaction” means, collectively, (a) (i) a loan of funds by the Company to a wholly-owned Subsidiary of the Company to finance the acquisition of Catalyst Health Solutions, Inc. and related costs and expenses and a guaranty of repayment of such loan given by one or more of the Guarantors (other than LuxCo), (ii) the contribution by the Company of the promissory note or notes of such wholly-owned Subsidiary evidencing such loan and such guarantees to LuxCo and (iii) payments on such promissory note or notes and guarantees being made by such wholly-owned Subsidiary or such Guarantors to LuxCo, which may distribute the same to the Company, and (b) any other transaction consisting of a loan of funds made by the Company to a wholly-owned Subsidiary of the Company and a guaranty of repayment of such loan by one or more of the Guarantors (other than LuxCo), a contribution by the Company of the promissory note or notes evidencing such loan and such guarantees to LuxCo and payments on such promissory note or notes and guarantees being made by such wholly-owned Subsidiary or such Guarantors to LuxCo, which may distribute the same to the Company.

“Luxembourg Note Guarantor” has the meaning specified in Section 6.02 hereof.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Note” or “Notes” has the meaning specified in the sixth paragraph of the recitals of this Supplemental Indenture, and shall include any Additional Notes issued pursuant to Section 2.01 hereof.

“Original Indenture” has the meaning specified in the first paragraph of this Supplemental Indenture.

“Payor” has the meaning specified in Section 4.09(a) hereof.

“Permitted Liens” means:

(i) Liens securing Indebtedness in an aggregate principal amount not to exceed, as of the date such Indebtedness and Lien is incurred, the greater of (x) the amount that would cause the Company’s Consolidated Secured Leverage Ratio to be greater than 3.00 to 1.00 as of such date of incurrence and (y) $2.3 billion;

(ii) Liens securing all or any part of the purchase price of property acquired or cost of construction of property or cost of additions, substantial repairs, alterations or improvements of property, if the Indebtedness and the related Liens are incurred within 18 months of the later of such acquisition of property or completion of construction or additions, repairs, alterations or improvements, as the case may be, of such property;

(iii) Liens on any property, Capital Stock or Indebtedness existing at the time of acquisition thereof (whether by acquisition of stock or assets or otherwise) by the Company or any Subsidiary of the Company; provided, however, that (a) the Indebtedness secured by such Lien was not incurred in contemplation of such acquisition and (b) such Lien does not apply to any other property or assets owned by the Company or any Subsidiary;

(iv) Liens on any property, Capital Stock or Indebtedness of a Person at the time of the acquisition of such Person (whether by merger or consolidation or acquisition of stock or assets or otherwise) by the Company or any Subsidiary of the Company; provided, however, that (a) the Indebtedness secured by such Lien was not incurred in contemplation of such acquisition, merger or consolidation in which such Person becomes a Subsidiary of the Company and (b) such Lien does not apply to any other property or assets owned by the Company or any Subsidiary;

(v) Liens in favor of the Company or any Subsidiary of the Company;

(vi) Liens existing as of the Issue Date (excluding Liens to secure the Senior Secured Credit Facility);

(vii) Liens in favor of a government or governmental entity that (a) secure partial, progress, advance or other payments pursuant to any contract or statute or (b) secure any Indebtedness incurred or guaranteed for the purpose of financing or refinancing all or any part of the purchase price of the property, Capital Stock or Indebtedness subject to such Liens, or the cost of constructing or improving the property subject to such Liens (including Liens incurred in connection with pollution control, industrial revenue or similar financings);

(viii) Liens to secure Capitalized Lease Obligations incurred in the ordinary course of business, provided that such Liens do not extend to any property or asset which is not leased property subject to such Capitalized Lease Obligation;

(ix) Liens, if any, comprised of repurchase rights or obligations relative to preferred shares of wholly-owned Subsidiaries of the Company arising pursuant to Permitted Share Sale Transactions;

(x) the transfer of the promissory note or notes by the Company to LuxCo and related guarantees, if any, in connection with any LuxCo Transaction;

(xi) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing clauses (ii) through (x) above, provided the amount secured is not increased and such extension, renewal or replacement Lien relates to all or a part of the same property (plus improvements and constructions on such property), Capital Stock or Indebtedness;

(xii) Liens for taxes or assessments or governmental charges or levies, if such taxes, assessments (including penalties), governmental charges or levies shall not at the time be due and payable, or if the same thereafter can be paid without penalty, or if the same are being contested in good faith; provided that any reserve or other appropriate provisions as shall be required in conformity with GAAP shall have been made therefor;

(xiii) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security or employment laws or similar legislation;

(xiv) Liens to secure the performance of tenders, statutory or regulatory obligations, bids, leases, letters of credit, contracts (other than contracts for the payment of Indebtedness), surety, customs, appeal, performance and return-of-money bonds and other similar obligations;

(xv) Liens created by or resulting from any litigation or legal proceeding which at the time is being contested in good faith; and

(xvi) Liens securing Hedging Obligations incurred in the ordinary course of business and not for speculative purposes, so long as: (i) the related Indebtedness is outstanding and secured by Liens permitted to be incurred under the Indenture and (ii) such Hedging Obligation is secured solely by the same property securing such related Indebtedness.

For purposes of clauses (i) and (xvi) above, (a) with respect to any revolving credit facility (including, for the avoidance of doubt, the Senior Secured Credit Facility) secured by a Lien incurred by the Company or any Subsidiary of the Company, the full amount of Indebtedness that may be borrowed thereunder shall be deemed to be incurred and outstanding under such clauses at the time any revolving credit commitment is first extended or increased and shall not be deemed to be incurred when such revolving credit facility is drawn upon and (b) if a Lien incurred by the Company or any Subsidiary of the Company is granted to secure Indebtedness that was previously unsecured, such Indebtedness shall be deemed to be incurred as of the date such Indebtedness is secured. For the avoidance of doubt, the Senior Secured Credit Facility and the commitments thereunder as of the Issue Date shall be deemed incurred and outstanding as of the Issue Date under clause (i) above.

“Permitted Share Sale Transactions” means a transaction which involves (a) a loan made by the Company to a wholly-owned Subsidiary of the Company in connection with an acquisition and/or (b)(i) a repayment of such loan with the proceeds of a sale by such Subsidiary to the Company of preferred shares (which may be only beneficial interests in such preferred shares with legal title remaining with such Subsidiary) in the acquired entity or another wholly-owned Subsidiary of the Company, which preferred shares entitle the Company to receive dividends at a specified fixed or floating rate of return, (ii) an option of a wholly-owned Subsidiary of the Company to purchase or repurchase such preferred shares (which may be only beneficial interests in such preferred shares with legal title remaining with the Subsidiary of the Company that originally sold such interests to the Company) until a certain date, (iii) an obligation of a wholly-owned Subsidiary of the Company to purchase or repurchase such preferred shares (which may be only beneficial interests in such preferred shares with legal title remaining with such Subsidiary that originally sold such interests to the Company) from the Company on a certain date at a pre-determined price (the “Forward Price”) and (iv) a guaranty of the payment of such dividends and the Forward Price provided by a Subsidiary of the Company to the Company.

“Principal Property” means any plant, warehouse, office building, facility or parcel of real property located within the United States of America or Canada, having a net book value in excess of 1.0% of Consolidated Net Tangible Assets at the time of determination thereof and owned by the Company or any of its Subsidiaries, in each case other than any such plant, warehouse, office building, facility or parcel of real property or any portion of such plant, warehouse, office building, facility or parcel of real property which, in the opinion of the Board of Directors of the Company, is not of material importance to the total business conducted by the Company and its Subsidiaries, taken as a whole.

“Quotation Agent” means one of the Reference Treasury Dealers that the Company appoints to act as the Quotation Agent from time to time.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for Moody’s or S&P or both, as the case may be.

“Ratings Decline Period” means, with respect to any Change of Control, the period that (1) begins on the earlier of (a) the date of the first public announcement of such Change of Control or of the intention by the Company to effect such Change of Control or (b) the occurrence of such Change of Control and (2) ends on the 60th calendar day following consummation of such Change of Control; provided, however, that such period shall be extended for so long as any Rating Agency rating the Notes as of the beginning of the Ratings Decline Period has publicly announced during the Ratings Decline Period that the rating of the Notes is under consideration for downgrade by such Rating Agency.

“Reference Treasury Dealer” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and SunTrust Robinson Humphrey, Inc., their respective successors, and any two other firms that are primary U.S. Government securities dealers (each a “Primary Treasury Dealer”) which the Company may specify from time to time; provided, however, that if any of the Reference Treasury Dealers ceases to be a Primary Treasury Dealer, the Company shall substitute another Primary Treasury Dealer therefor.

“Record Date” means, with respect to the payment of interest on the Notes, the March 1 (whether or not a Business Day) immediately preceding an Interest Payment Date on March 15 and the September 1 (whether or not a Business Day) immediately preceding an Interest Payment Date on September 15.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Relevant Taxing Jurisdiction” has the meaning specified in Section 4.09(a) hereof.

“Reversion Date” has the meaning specified in Section 4.06(b) hereof.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Company or any of its Subsidiaries for a period of more than three years of any Principal Property, which property has been or is to be sold or transferred by the Company or such Subsidiary to a third Person in contemplation of such leasing.

“Senior Secured Credit Facility” means the Credit Agreement, dated as of July 2, 2012, among the Company, JPMorgan Chase Bank, N.A., as administrative agent (or its successor in such capacity), and the several lenders and other financial institutions from time to time party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case, as amended, extended, renewed, restated, supplemented, replaced (whether or not upon termination and whether with the original lenders, institutional investors or otherwise), refinanced (including through the issuance of debt securities), restructured (including increasing the amount of available borrowings thereunder pursuant to any available incremental facility) or otherwise modified in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions, from time to time.

“Suspended Covenant” has the meaning specified in Section 4.06(a) hereof.

“Suspension Period” has the meaning specified in Section 4.06(c) hereof.

“Tax” has the meaning specified in Section 4.09(a) hereof.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (provided that, if no maturity is within three months before or after the remaining life of the Notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the applicable Redemption Date. The Treasury Rate shall be calculated on the third Business Day preceding the applicable Redemption Date.

“U.S.” means the United States of America and its territories and possessions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors, managers, trustees or similar Persons, as applicable, of such Person.

ARTICLE 2

THE SECURITIES

SECTION 2.01 Title and Terms; Payments. There is hereby authorized a series of Securities designated the “4.75% Senior Notes due 2021” initially limited in aggregate principal amount to $500,000,000, which amount shall be as set forth in any Company Order for the authentication and delivery of Notes pursuant to Section 2.03 of the Original Indenture.

The principal amount of Notes then outstanding shall be payable on March 15, 2021, or the first Business Day thereafter if March 15, 2021 is not a Business Day. The Notes will bear interest at the rate of 4.75% per annum, computed on the basis of a 360-day year of twelve 30-day months, commencing on the Issue Date. Interest shall be payable on each Interest Payment Date, or the first Business Day thereafter if such Interest Payment Date is not a Business Day, beginning on September 15, 2014. Interest payable on any Note that is punctually paid or duly provided for on any Interest Payment Date shall be paid to the Person in whose name such Note is registered at the close of business on the applicable Record Date.

The Company may, without the consent of the Holders of the Notes, hereafter issue additional Notes (“Additional Notes”) under the Indenture with the same terms and with the same CUSIP numbers as the Notes issued on the date of this Supplemental Indenture (the “Initial Notes”) in an unlimited aggregate principal amount; provided that such Additional Notes must be part of the same issue as the Initial Notes for U.S. federal income tax purposes. Any such Additional Notes shall constitute a single series together with the Initial Notes for all purposes hereunder, including waivers, amendments and offers to purchase, provided that if any such Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such Additional Notes shall have a separate CUSIP number.

The form of Note and the Trustee’s certificate of authentication shall be substantially as set forth in Exhibit A hereto, which is incorporated into and shall be deemed a part of this Supplemental Indenture, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the Officers of the Company executing such Notes, as evidenced by their execution of the Notes.

The Trustee shall initially be the Paying Agent and Registrar in respect of the Notes and the Corporate Trust Office shall be the initial Place of Payment. The Company may, however, change the Paying Agent, Registrar or Place of Payment for the Notes without prior notice to the Holders thereof, and the Company may act as Paying Agent or Registrar.

SECTION 2.02 Book-Entry Provisions for Global Notes. The Notes initially shall be issued in the form of one or more Global Notes (i) registered in the name of Cede & Co., as nominee of the Depository, and (ii) delivered to the Trustee, as custodian for the Depository.

ARTICLE 3

REDEMPTION

SECTION 3.01 Optional Redemption. The Company may redeem the Notes in accordance with Article Three of the Original Indenture, in whole or in part, at any time prior to the scheduled maturity of the Notes, at a redemption price equal to the greater of:

(a) 100% of the principal amount of the Notes to be redeemed; and

(b) the sum of the present values of the remaining scheduled payments of principal of and interest on the Notes to be redeemed (exclusive of interest accrued to the applicable Redemption Date) discounted to such Redemption Date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the then current Treasury Rate plus 50 basis points, plus, in each case, accrued and unpaid interest thereon to, but not including, the applicable Redemption Date; provided, however, that if the Redemption Date falls on or after the interest Record Date and on or prior to the related Interest Payment Date, the Company shall pay the full amount of accrued and unpaid interest, if any, on such Redemption Date to the Person in whose name the Note is registered at the close of business on the corresponding Record Date (instead of the Holder surrendering its Notes for redemption).

If the Company becomes obligated to pay, on the next date on which any amount shall be payable with respect to the Notes, any Additional Amounts as a result of (i) any amendment to, or change in, the laws or regulations of a Relevant Taxing Jurisdiction which amendment or change is publicly announced and becomes effective after the Issue Date (or, if the applicable Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction on a date after the Issue Date, after such later date) or (ii) any amendment to, or change in, an official written interpretation or application of such laws or regulations (including by virtue of a holding by a court of competent jurisdiction) which amendment or change is publicly announced and becomes effective after the Issue Date (or, if the applicable Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction on a date after the Issue Date, after such later date) (each of the foregoing clauses (i) and (ii), a “Change in Tax Law”) and the Company cannot avoid any such payment obligation by taking reasonable measures available to it (including making payment through a paying agent located in another jurisdiction, but not including the substitution of an obligor), the Company may, at its option, redeem the Notes then outstanding, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date). Notice of the Company’s intent to redeem the Notes shall not be given until the Company delivers to the Trustee an opinion of independent tax counsel of recognized standing to the effect that there has been such Change in Tax Law which would entitle the Company to redeem the Notes hereunder and an Officers’ Certificate to the effect that the Company cannot avoid its obligation to pay Additional Amounts by taking reasonable measures available to it. The foregoing provisions shall apply mutatis mutandis to any successor Person to the Company, after such successor Person becomes a party to the Indenture, with respect to a Change in Tax Law that is publicly announced and becomes effective after such successor Person becomes a party to the Indenture.

The Company shall give not less than 30 nor more than 60 days’ prior written notice mailed by first-class mail to the registered address of each Holder or otherwise in accordance with the procedures of the Depository of any redemption; provided that the notice pursuant to the previous paragraph shall not be provided (i) earlier than 90 days before the next date on which the Company would be obligated to pay Additional Amounts and (ii) unless at the time such notice is given, such obligation to pay such Additional Amounts remains in effect.

If the Redemption Date is on or after an interest Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, shall be paid on the Redemption Date to the Person in whose name the Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders whose Notes shall be subject to redemption by the Company.

SECTION 3.02 Mandatory Redemption; Open Market Purchases. The Company shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes. The Company may, at any time and from time to time, purchase Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws.

ARTICLE 4

ADDITIONAL COVENANTS

SECTION 4.01 Offer to Purchase Upon Change of Control Triggering Event. (a) Upon the occurrence of a Change of Control Triggering Event, unless the Company has previously or concurrently mailed a redemption notice with respect to all the outstanding Notes pursuant to Article 3 hereof (unless and until there is a default in payment of the applicable redemption price or the redemption is not consummated due to the failure of a condition precedent contained in the applicable redemption notice to be satisfied), the Company shall make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of Holders of the Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the Change of Control Payment Date. Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, the Company shall send notice of such Change of Control Offer, with a copy to the Trustee and the Registrar, by first-class mail, to each Holder of Notes to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of the Depository, with the following information:

(i) that a Change of Control Offer is being made and that all Notes properly tendered pursuant to such Change of Control Offer shall be accepted for payment by the Company;

(ii) the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 60 days from the date such notice is given or, if the notice is given prior to the Change of Control, no earlier than 30 days and no later than 60 days after the date on which the Change of Control Triggering Event occurs (the “Change of Control Payment Date”);

(iii) that any Note not properly tendered shall remain outstanding and continue to accrue interest;

(iv) that unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on the Change of Control Payment Date;

(v) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer shall be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(vi) that Holders shall be entitled to withdraw their tendered Notes and their election to require the Company to purchase such Notes; provided that the Paying Agent receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a telegram, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(vii) that Holders tendering less than all of their Notes shall be issued new Notes and such new Notes shall be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof; and

(viii) the other instructions, as determined by the Company, consistent with this Section 4.01, that a Holder must follow.

(b) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

(c) On the Change of Control Payment Date, the Company shall, to the extent permitted by law:

(i) accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(iii) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officers’ Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Company.

(d) The Paying Agent shall promptly deliver to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new note shall be in a minimum principal amount of $2,000 or larger integral multiples of $1,000 in excess thereof.

(e) If the Change of Control Payment Date is on or after an interest Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, shall be paid on the Change of Control Payment Date to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender pursuant to the Change of Control Offer.

(f) The Company shall not be required to make a Change of Control Offer following a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Supplemental Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

SECTION 4.02 Restrictions on Liens. (a) Neither the Company nor any of its Subsidiaries shall incur or guarantee any Indebtedness secured by a Lien (other than Permitted Liens) upon any Principal Property or on any Capital Stock or Indebtedness of any Subsidiary of the Company, unless the Notes shall be secured equally and ratably with (or prior to) such Indebtedness.

(b) Any Lien created for the benefit of Holders pursuant to this Section 4.02 shall be automatically and unconditionally released and discharged upon the release and discharge of any Lien that gave rise to the obligation to secure the Notes under this Section 4.02.

SECTION 4.03 Restrictions on Sale and Lease-Back Transactions. Neither the Company nor any of its Subsidiaries shall enter into any Sale and Lease-Back Transaction with respect to any Principal Property with another Person (other than with the Company or a Subsidiary of the Company) unless either:

(i) the Company or such Subsidiary could incur Indebtedness secured by a Lien on the property to be leased without equally and ratably securing the Notes; or

(ii) within 180 days of the effective date of any such Sale and Lease-Back Transaction, the Company applies the greater of the net proceeds of the sale of the leased property or the fair value of the leased property at the time of entering into such Sale and Lease-Back Transaction (as determined by the Board of Directors of the Company), less the amount of net proceeds used to prepay, redeem or purchase the Notes, to the voluntary prepayment or retirement of Funded Debt of the Company and its Subsidiaries (which may include the Notes) and/or the acquisition, construction or improvement of a Principal Property.

SECTION 4.04 Exempted Transactions. Notwithstanding Sections 4.02 and 4.03 hereof, if the aggregate outstanding principal amount of all Indebtedness of the Company and its Subsidiaries that is subject to and not otherwise permitted under Sections 4.02 and 4.03 hereof does not exceed the greater of (a) $100 million and (b) 15% of the Consolidated Net Tangible Assets of the Company and its Subsidiaries (measured solely at the time of the incurrence of the Indebtedness secured by such a Lien or entry into such Sale and Lease-Back Transaction, as applicable, based on the consolidated balance sheet of the Company and its Subsidiaries for the end of the then most recent quarter for which financial statements are available), then:

(i) the Company or any of its Subsidiaries may incur or guarantee Indebtedness secured by Liens upon any Principal Property, Capital Stock or Indebtedness;

(ii) the Company or any of its Subsidiaries may enter into any Sale and Lease-Back Transaction; and

(iii) the Company may guarantee the obligations of any of its Subsidiaries under clauses (i) and (ii) above.

SECTION 4.05 Future Guarantors. The Company shall cause each of its Subsidiaries that guarantees, on the Issue Date or any time hereafter, any Funded Debt (including commitments in respect thereof in case of a revolving credit facility) of the Company or any Guarantor in an amount in excess of $175.0 million aggregate principal amount to execute and deliver to the Trustee substantially concurrently therewith a supplemental indenture pursuant to which such Subsidiary shall unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest in respect of the Notes on a senior basis and all other Company obligations under the Indenture.

SECTION 4.06 Covenant Suspension. (a) If on any date following the Issue Date (i) the Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Company and its Subsidiaries shall not be subject to Section 4.01 hereof (the “Suspended Covenant”).

(b) In the event that the Company and its Subsidiaries are not subject to the Suspended Covenant under this Supplemental Indenture for any period of time pursuant to Section 4.06(a) hereof, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies (i) withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating and/or (ii) the Company or any of its Affiliates enters into an agreement to effect a transaction that would result in a Change of Control Triggering Event and one or more of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to the Notes below an Investment Grade Rating, then the Company and its Subsidiaries shall thereafter again be subject to the Suspended Covenant under this Supplemental Indenture with respect to future events, including a proposed transaction described in clause (ii) of this Section 4.06(b).

(c) The period of time between the Covenant Suspension Event and the Reversion Date is referred to in this description as the “Suspension Period.” In the event of any such reinstatement, no action taken or omitted to be taken by the Company or any of its Subsidiaries prior to such reinstatement shall give rise to a Default or Event of Default under the Indenture with respect to Notes.

(d) The Company shall deliver promptly to the Trustee an Officers’ Certificate notifying it of any Covenant Suspension Event or Reversion Date. The Trustee will have no obligation to (i) independently determine or verify if a Suspension Period has begun or ended, (ii) make any determination regarding the impact of actions taken during the Suspension Period on the Company’s future compliance with its covenants or (iii) inform the Holders of the occurrence of a Covenant Suspension Event or Reversion Date.

SECTION 4.07 Commission Reports. Clause (1) of Section 4.04 of the Original Indenture is hereby amended and restated solely with respect to the Notes (and any Additional Notes), but not with respect to any other series of Securities under the Indenture as follows:

“(1) deliver to the Trustee and each Holder, within 15 days after the Company is required to file the same with the Commission, copies of all reports and other information (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe), if any, which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. If the Company is not subject to the requirements of Section 13 or 15(d) of the Exchange Act, the Company shall deliver to the Trustee and to each Holder, within 15 days after the Company would have been required to file such reports and other information with the Commission were the Company required to do so, financial statements, including any notes thereto (and, in the case of a fiscal year end, an auditors’ report by an independent certified public accounting firm of established national reputation), and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” substantially equivalent to that which the Company would have been required to include in such quarterly or annual reports, information, documents or other reports if the Company had been subject to the requirements of Section 13 or 15(d) of the Exchange Act.”

SECTION 4.08 Compliance Certificates. The Company shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company an Officers’ Certificate stating that in the course of the performance by the signers of their duties as Officers of the Company they would normally have knowledge of any Default and whether or not the signers know of any Default that occurred during such period. If they do, the certificate shall describe the Default, its status and what action the Company is taking or proposes to take with respect thereto.

SECTION 4.09 Payment of Additional Amounts. (a) All payments made by or on behalf of the Company under or with respect to the Notes, or by or on behalf of any Guarantor under or with respect to any Guarantee (each such Person, a “Payor”) shall be made free and clear of any withholding or deduction for or on account of any tax, duty, levy, impost, assessment or other governmental charge of whatever nature, including any related interest, penalties or additions to tax (collectively, “Tax”) imposed or levied by or on behalf of any jurisdiction in which any Payor is organized, resident or doing business for tax purposes or from or through which any Payor or its agents makes any payment under or with respect to any Notes or Guarantee or any department or political subdivision of any of the foregoing (each, a “Relevant Taxing Jurisdiction”), unless an applicable withholding agent is required to withhold or deduct any such Taxes by law or by the interpretation or administration thereof by the relevant government authority or agency. If an applicable withholding agent is so required to withhold or deduct any amount for or on account of any Taxes of a Relevant Taxing Jurisdiction in respect of any payment under or with respect to any Notes or Guarantee, the Payor, subject to the exceptions listed below, shall pay additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amount received by each beneficial owner of the Notes after such withholding or deduction (including withholding or deduction attributable to Additional Amounts payable hereunder) shall not be less than the amount the beneficial owner would have received if such Taxes had not been withheld or deducted.

(b) A Payor shall not, however, be required to pay any Additional Amounts:

(i) to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the existence of any present or former connection between the Holder or beneficial owner (or between a fiduciary, settler, beneficiary, member or shareholder of, or possessor of a power over, such Holder or beneficial owner, if such Holder or beneficial owner is an estate, trust, partnership or corporation) and the Relevant Taxing Jurisdiction (other than any connection resulting solely from the acquisition, ownership, holding or disposition of Notes, the receipt of payments thereunder or under any Guarantee and/or the exercise or enforcement of rights under any Notes or any Guarantee);

(ii) to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the failure of the Holder or beneficial owner of Notes, following the Company’s or the Payor’s written request addressed to the Holder, to the extent such Holder or beneficial owner is legally eligible to do so, to comply with any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a Relevant Taxing Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Relevant Taxing Jurisdiction (including a certification that the Holder or beneficial owner is not resident in the Relevant Taxing Jurisdiction);

(iii) with respect to any estate, inheritance, gift, sales or any similar Taxes;

(iv) to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the presentation by the Holder or beneficial owner of any Notes, where presentation is required, for payment more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(v) to the extent any Canadian Taxes giving rise to such Additional Amounts would not have been imposed but for the Holder or beneficial owner not dealing at arm’s length, within the meaning of the Income Tax Act (Canada), with the Company or such Payor;

(vi) to the extent any Canadian Taxes giving rise to such Additional Amounts would not have been imposed but for such Holder or beneficial owner being, or not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with, a “specified shareholder” of the Company as defined in subsection 18(5) of the Income Tax Act (Canada) for purposes of the thin capitalization rules in the Income Tax Act (Canada); or

(vii) any combination of clauses (i), (ii), (iii), (iv), (v), or (vi) above.

(c) The applicable withholding agent shall (i) make any such required withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. A Payor, if it is the applicable withholding agent, shall make reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes. The Company, if any Payor is the applicable withholding agent, shall provide to the Trustee, within a reasonable time after the date the payment of any Taxes so deducted or withheld are due pursuant to applicable law, either a certified copy or tax receipts evidencing such payment, or, if such tax receipts are not reasonably available to the Company, such other documentation that provides reasonable evidence of such payment by the applicable Payor.

(d) Where Tax is payable under Part XIII of the Income Tax Act (Canada) by a Holder or beneficial owner of Notes by reason of Regulation 803 of the Income Tax Regulations (Canada) promulgated under the Income Tax Act (Canada) or any similar provision (other than by reason of a transfer of the Notes to a Person resident in Canada with whom the transferor does not deal at arm’s length for the purposes of the Income Tax Act (Canada)), but the applicable Payor is not required to withhold or deduct an amount in respect of such Tax, the Payors shall pay to the Holder or beneficial owner such Additional Amounts as may be necessary in order that the amount received by each affected Holder or beneficial owner of the Notes net of such Tax shall equal the amount such Holder or beneficial owner of the Notes would have received in respect of such payments in the absence of such Tax, provided such Holder or beneficial owner would otherwise have been entitled to receive Additional Amounts on account of such Tax (having regard to clauses (a)(i) to (a)(vii) of this Section 4.09) and in any event only to the extent of such Additional Amounts that such Holder or beneficial owner would otherwise have been entitled to receive had the applicable Payor been required to withhold or deduct an amount in respect of such Tax.

(e) If any Additional Amounts become payable, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Additional Amounts shall be payable prior to the date on which such payments shall be made, and the amounts so payable, and shall set forth such other information necessary to enable the Trustee, upon receipt of funds from the Company, to pay such Additional Amounts to Holders on the payment date. Any such Officers’ Certificate shall be delivered at least three (3) Business Days in advance of when the payments in question are required to be made. The Company shall promptly deliver a notice to the Trustee and the Holders in accordance with the provisions of the Indenture stating that such Additional Amounts shall be payable and describing the obligation to pay such amounts.

(f) In addition, the Company shall pay any stamp, issue, registration, court, documentary, excise or other similar taxes, charges and duties, including interest, additions to tax and penalties with respect thereto, imposed by any Relevant Taxing Jurisdiction at any time in respect of the execution, issuance, registration or delivery of the Notes or any Guarantee or any other document or instrument referred to thereunder and any such taxes, charges or duties imposed by any Relevant Taxing Jurisdiction at any time as a result of, or in connection with, (i) any payments under or with respect to the Notes or any Guarantee or any other such document or instrument referred to thereunder and/or (ii) the enforcement of the Notes or any Guarantee or any other such document or instrument referred to thereunder.

(g) The obligations pursuant to this Section 4.09 shall survive any termination, defeasance or discharge of the Indenture and shall apply mutatis mutandis to any successor Person to any Payor and to any jurisdiction in which any successor is organized, doing business or is otherwise resident for tax purposes or any jurisdiction from or through which payment is made by any successor or its respective agents. Whenever the Indenture refers to, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to any Note or under any Guarantee, such reference includes the payment of Additional Amounts as described hereunder, if applicable.

ARTICLE 5

AMENDMENT AND WAIVER; SATISFACTION AND DISCHARGE

SECTION 5.01 Amendment and Waiver Without Consent of Holders. Solely with respect to the Notes (but not with respect to any other series of Securities), Section 8.01(vi) of the Original Indenture is hereby deleted.

SECTION 5.02 Amendment and Waiver With Consent of Holders. In addition to the matters set forth in Section 8.02 of the Original Indenture, solely with respect to the Notes (but not with respect to any other series of Securities), without the consent (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes) of each Holder of an outstanding Note (including any Additional Notes), no amendment may:

(a) release any Guarantor that is a Significant Subsidiary or group of Guarantors that, taken together (as of the latest audited consolidated financial statements for the Company and its Subsidiaries), would constitute a Significant Subsidiary, from any of its obligations under its Guarantee of the Notes, except in accordance with the terms of the Indenture; or

(b) reduce the premium payable upon the redemption or repurchase of the Notes or change the time at which the Notes may or shall be redeemed or repurchased in accordance with the obligation of the Company to repurchase Notes under Section 4.01 hereof whether through an amendment or waiver of provisions in the covenants or otherwise; provided that any amendments to the definition of “Change of Control” shall not require the consent of each Holder affected.

SECTION 5.03 Covenant Defeasance. The second sentence of Section 9.01(b) of the Original Indenture is hereby amended and restated solely with respect to the Notes (and any Additional Notes), but not with respect to any other series of Securities under the Indenture as follows:

“The Company may terminate its obligations with respect to any series of Securities under Section 4.04 of the Original Indenture or Sections 4.01 through 4.08 hereof on a date the applicable conditions set forth in Section 9.02 of the Original Indenture are satisfied (hereinafter, “Covenant Defeasance”) and thereafter, any failure to comply with any of Section 4.04 of the Original Indenture or Sections 4.01 through 4.08 hereof will not constitute a Default or an Event of Default with respect to the Securities of such series.”

ARTICLE 6

GUARANTEES

SECTION 6.01 Guarantees. Each Guarantor executing this Supplemental Indenture agrees to be bound by the provisions of the Indenture as a Guarantor providing a Guarantee, subject to Section 6.02 hereof.

SECTION 6.02 Limitation on Liability. In addition to the limitations set forth in Section 10.02 of the Original Indenture, each Guarantor incorporated, organized or formed, as the case may be, in Luxembourg (a “Luxembourg Note Guarantor”), and by its acceptance hereof, each Holder and the Trustee, hereby confirm that the liability of such Luxembourg Note Guarantor shall be limited to the extent required by applicable law to the amount any such Luxembourg Note Guarantor can pay without resulting in the cessation of payments (cessation des paiements) of such Luxembourg Note Guarantor. The obligations of any Luxembourg Note Guarantor under this Article 6 and Article Ten of the Original Indenture will be binding only to the extent that they would not result in a misuse of corporate assets as defined under Article 171-1 of the Luxembourg law on commercial companies of August 10, 1915, as amended from time to time.

ARTICLE 7

AMENDMENTS TO THE ORIGINAL INDENTURE WITH RESPECT TO ALL SECURITIES

SECTION 7.01 Amendments. Pursuant to Section 8.01 of the Original Indenture, for purposes of any series of Securities issued pursuant to the Indenture:

(a) the definition of “Legal Holiday” in Section 1.01 of the Original Indenture is hereby amended and restated to read in its entirety as follows:

““Legal Holiday” means a Saturday, a Sunday or other day on which commercial banking institutions in Minneapolis, Minnesota or New York City, New York are authorized or required by law to close.”

(b) the first sentence of Section 8.02(a) of the Original Indenture is hereby amended and restated to read in its entirety as follows:

“The Company, the Guarantors, if any, and the Trustee may enter into one or more supplemental indentures to add to, change or eliminate any of the provisions of this Indenture or the Securities of any series with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Securities of each series affected by such supplemental indenture (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Securities).”

(c) the first sentence of Section 10.05(a) of the Original Indenture is hereby amended and restated to read in its entirety as follows:

“Any Guarantor shall be automatically released and relieved of all obligations under its Guarantee, upon: (i) any sale, exchange, transfer, conveyance or other disposition of (whether by merger, consolidation or the sale of) all of the Capital Stock of such Guarantor, or the sale of all or substantially all of such Guarantor’s assets, to or with and into a Person which is not the Company or another Subsidiary of the Company; or (ii) the release or discharge of such Guarantor from its guarantee of indebtedness giving rise to such Guarantee hereunder (including by reason of the termination of such indebtedness), except a discharge or release by or as a result of payment under such guarantees of other indebtedness. Any Guarantor shall automatically be released and relieved of all obligations under its Guarantee with respect to any series of Securities, upon Legal Defeasance of such series of Securities as permitted under this Indenture or satisfaction and discharge of this Indenture with respect to such series of Securities in accordance with Section 9.01.”

ARTICLE 8

MISCELLANEOUS

SECTION 8.01 Governing Law. This Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 8.02 No Security Interest Created. Nothing in this Supplemental Indenture or in the Notes, expressed or implied, shall be construed to constitute a security interest under the Uniform Commercial Code or similar legislation, as now or hereafter enacted and in effect, in any jurisdiction.

SECTION 8.03 TIA Controls. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this Supplemental Indenture by the TIA, the required provision shall control. If any provision of this Supplemental Indenture modifies any TIA provision that may be so modified, such TIA provision shall be deemed to apply to this Supplemental Indenture as so modified. If any provision of this Supplemental Indenture excludes any TIA provision that may be so excluded, such TIA provision shall be excluded from this Supplemental Indenture.

SECTION 8.04 Table of Contents, Headings, Etc. The table of contents and titles and headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof

SECTION 8.05 Multiple Counterparts. The parties may sign multiple counterparts of this Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent one and the same agreement.

SECTION 8.06 Separability. Each provision of this Supplemental Indenture shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purpose of this Supplemental Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 8.07 The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company.

SECTION 8.08 Agent for Service and Waiver of Immunities. By the execution and delivery of this Supplemental Indenture, the Company and each Guarantor that is not a U.S. Subsidiary, within 10 days of becoming a Guarantor that is not a U.S. Subsidiary, as applicable, will (i) acknowledge that they will designate and appoint CT Corporation or another Person (the “Authorized Agent”), as their authorized agent upon whom process may be served in any suit or proceeding arising out of or relating to this Supplemental Indenture or the Notes that may be instituted in any federal or state court in the State of New York or brought under federal or state securities laws, and acknowledge that the Authorized Agent has accepted such designation, (ii) submit to the jurisdiction of any such court in any such suit or proceeding, and (iii) agree that service of process upon the Authorized Agent and written notice of said service to the Company or the Guarantor that is not a U.S. Subsidiary, as applicable, in accordance with Section 11.02 of the Original Indenture shall be deemed effective service of process in any such suit or proceeding. The Company and each Guarantor that is not a U.S. Subsidiary further agrees to take any reasonable action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of the Authorized Agent in full force and effect so long as any of the Securities shall be outstanding; provided, however, that the Company and each Guarantor that is not a U.S. Subsidiary, as applicable, may, by written notice to the Trustee, designate such additional or alternative agent for service of process under this Section 8.08 that (i) maintains an office located in the Borough of Manhattan, The City of New York, in the State of New York, (ii) is either (x) counsel for the Company or such Guarantor, as applicable or (y) a corporate service company which acts as agent for service of process for other Persons in the ordinary course of its business and (iii) agrees to act as agent for service of process in accordance with this Section 8.08. Such written notice shall identify the name of such agent for process and the address of the office of such agent for process in the Borough of Manhattan, The City of New York, State of New York. Upon the written request of any Holder, the Trustee shall deliver a copy of such notice to such Holder.

SECTION 8.09 Judgment Currency. The Company and each Guarantor shall indemnify each Holder and each Person, if any, who controls any Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any loss incurred by such party as a result of any judgment or order being given or made against the Company or any Guarantor for any U.S. dollar amount due under this Supplemental Indenture and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than U.S. dollars and as a result of any variation as between (i) the rate of exchange at which the U.S. dollar amount is converted into the Judgment Currency for the purpose of such judgment or order and (ii) the spot rate of exchange in The City of New York at which such party on the date of payment of such judgment or order is able to purchase U.S. dollars with the amount of the Judgment Currency actually received by such party if such party had utilized such amount of Judgment Currency to purchase U.S. dollars upon such party’s receipt thereof. The foregoing indemnity shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “spot rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, U.S. dollars.

SECTION 8.10 Usury Savings Clause. If any provision of this Supplemental Indenture or any Note would obligate the Company to make any payment of or on account of interest or other amount in an amount or calculated at a rate which would result in a receipt by any Holder of interest at a criminal rate (as such term is construed under the Criminal Code (Canada)), then notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not so result in a receipt by such Holder of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to such Holder, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Holder which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada).

[Remainder of the page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

CATAMARAN CORPORATION

By:	/s/ Mark A. Thierer
Name: Mark A. Thierer
Title: Chief Executive Officer

BriovaRx of Maine, Inc.
BriovaRx, LLC
Catamaran Health Solutions, LLC
Catamaran Holdings I, LLC
Catamaran LLC
Catamaran PBM of Colorado, LLC
Catamaran PBM of Illinois, Inc.
Catamaran PBM of Illinois II, Inc.
Catamaran PBM of Maryland, Inc.
Catamaran PBM of Pennsylvania, LLC
Catamaran Rebate Management, Inc.
Catamaran Rx CHSS, LLC
Coalition for Advanced Pharmacy Services, LLC
RESTAT, LLC

All By:	/s/ Mark A. Thierer
Name: Mark A. Thierer
Title: Chief Executive Officer

Catamaran S.à.r.l.

By:	/s/ Christophe Fender
Name: Christophe Fender
Title: Category B Manager

[Trustee Signature Follows]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Hallie E. Field
Name: Hallie E. Field
Title: Banking Officer

EXHIBIT A

[INCLUDE IF A GLOBAL NOTE]

[THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITORY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.]

CUSIP No.

Catamaran Corporation

No.	$

4.75% SENIOR NOTES DUE 2021

Catamaran Corporation, a corporation duly organized and existing under the laws of the Yukon Territory, Canada, as issuer (the “Company”), for value received, promises to pay to CEDE & CO. or registered assigns the principal sum of $[            ] on March 15, 2021.

Interest Payment Dates: March 15 and September 15.

Record Dates: Close of business on March 1 and September 1.

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

[Signature page to follow.]

IN WITNESS WHEREOF, the Company has caused this Security to be signed manually or by facsimile by one of its duly authorized officers.

CATAMARAN CORPORATION

By:
Name:
Title:

Certificate of Authentication

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

WILMINGTON TRUST, NATIONAL
ASSOCIATION, as Trustee

By:

Dated:

[FORM OF REVERSE OF NOTE]

Catamaran Corporation

4.75% SENIOR NOTES DUE 2021

1. Interest. Catamaran Corporation, a corporation duly organized and existing under the laws of the Yukon Territory, Canada, as issuer (the “Company”), promises to pay, until the principal hereof is paid or made available for payment, interest on the principal amount set forth on the face hereof at a rate of 4.75% per annum. Interest hereon will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance to but excluding the date on which interest is paid. Interest shall be payable in arrears on each March 15 and September 15, commencing September 15, 2014. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Company shall pay interest on overdue principal and on overdue interest (to the full extent permitted by law) at the rate borne by the Notes.

2. Method of Payment. The Company will pay interest hereon (except defaulted interest) to the Persons who are registered Holders at the close of business on March 1 and September 1 immediately preceding the Interest Payment Date (whether or not a Business Day). Holders must surrender Notes to a Paying Agent to collect principal payments. The Company will pay to the Paying Agent principal and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. If a Holder has given wire transfer instructions to the Company, the Company may pay, or cause to be paid by the Paying Agent, all principal, interest on that Holder’s Notes in accordance with those instructions. All other payments on the Notes will be made at the Place of Payment unless the Company elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

3. Paying Agent and Registrar. Initially, Wilmington Trust, National Association (the “Trustee”) will act as a Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to the Holders. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

4. Indenture. This Note is on the series designated on the face hereof initially limited in aggregate principal amount to $500,000,000. This Note is one of a duly authorized issue of securities of the Company issued and to be issued in one or more series under an Indenture dated as of March 6, 2014 (the “Original Indenture”, which term shall have the meaning assigned to it in such instrument) between the Company and the Trustee, as supplemented by the Supplemental Indenture dated as of March 12, 2014 (the “Supplemental Indenture” and the Original Indenture, as supplemented by the Supplemental Indenture, the “Indenture”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb), as amended from time to time (the “Trust Indenture Act”). The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of them. Capitalized and certain other terms used herein and not otherwise defined have the meanings set forth in the Indenture.

The Company may, without the consent of the Holders of the Notes, hereafter issue additional Notes (“Additional Notes”) under the Indenture with the same terms and with the same CUSIP numbers as the Notes issued on the date of the Supplemental Indenture (the “Initial Notes”) in an unlimited aggregate principal amount; provided that such Additional Notes must be part of the same issue as the Initial Notes for federal income tax purposes. Any such Additional Notes shall constitute a single series together with the Initial Notes for all purposes hereunder, including waivers, amendments and offers to purchase, provided that if any such Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such Additional Notes shall have a separate CUSIP number.

5. Optional Redemption. The Company may redeem the Notes in accordance with Article Three of the Original Indenture, in whole or in part, at any time prior to the scheduled maturity of the Notes, at a redemption price equal to the greater of:

(a) 100% of the principal amount of the Notes to be redeemed; and

(b) the sum of the present values of the remaining scheduled payments of principal of and interest on the Notes to be redeemed (exclusive of interest accrued to the applicable redemption date (the “Redemption Date”)) discounted to such Redemption Date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the then current Treasury Rate plus 50 basis points, plus, in each case, accrued and unpaid interest thereon to, but not including, the applicable Redemption Date; provided, however, that if the Redemption Date falls on or after the interest Record Date and on or prior to the related Interest Payment Date, the Company shall pay the full amount of accrued and unpaid interest, if any, on such Redemption Date to the Person in whose name the Note is registered at the close of business on the corresponding Record Date (instead of the Holder surrendering its Notes for redemption).

Notices of purchase or redemption shall be given by first-class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or Redemption Date to each Holder of Notes at such Holder’s registered address or otherwise in accordance with the procedures of the Depository, except that redemption notices may be given more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. If any Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

Any notice of any redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a public or private offering for cash by the Company of its common stock or other corporate transaction.

Pursuant to Section 4.09 of the Supplemental Indenture, the Company may be required to pay Additional Amounts with respect to the Notes or the Company may, at its option, redeem the Notes then outstanding, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date) subject to the terms and conditions of Section 4.09 of the Supplemental Indenture.

6. Denominations, Transfer, Exchange. The Notes are in registered form without coupons and in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay to it any taxes and fees required by law or the Indenture.

7. Persons Deemed Owners. The registered Holder of this Note may be treated as the owner of this Note for all purposes.

8. Unclaimed Money. If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent will pay the money back to the Company at its written request. After that, Holders entitled to the money must look to the Company for payment as general creditors unless an “abandoned property” law designates another Person.

9. Amendment, Waiver, Etc. The Company and the Trustee (if a party thereto) may, without the consent of the Holders of any outstanding Notes, amend or waive the Indenture or the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, maintaining the qualification of the Indenture under the Trust Indenture Act, as amended, and providing for the assumption by a successor to the Company of its obligations under the Indenture. Other amendments of the Indenture or the Notes may be made by the Company and the Trustee with the consent of the Holders of Notes representing not less than a majority of the aggregate principal amount of the outstanding Notes (including any Additional Notes) (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), subject to certain exceptions requiring the consent of all Holders of the Notes.

10. Successor Corporation. When a successor corporation assumes all the obligations of its predecessor under the Notes and the Indenture and the transaction complies with the terms of Section 5.01 of the Original Indenture, the predecessor corporation will, except as provided in Section 5.01 of the Original Indenture, be released from those obligations.

11. Defaults and Remedies. Events of Default are set forth in the Indenture. Subject to certain limitations in the Indenture, if an Event of Default (other than an Event of Default specified in Sections 6.01(4) and 6.01(5) of the Original Indenture) with respect to the Notes occurs and is continuing, then, and in each and every such case, either the Trustee, by notice in writing to the Company, or the Holders of not less than 25% of the principal amount of the Notes then outstanding, by notice in writing to the Company and the Trustee, may declare due and payable, if not already due and payable, the principal of and any accrued and unpaid interest on all of the Notes; and upon any such declaration all such amounts upon such Notes shall become and be immediately due and payable, anything in the Indenture or in the Notes to the contrary notwithstanding. If an Event of Default specified in Sections 6.01(4) and 6.01(5) of the Original Indenture occurs, then the principal of and any accrued and unpaid interest on all of the Notes shall immediately become due and payable without any declaration or other act on the part of the Trustee or any Holder. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing default (except a default in payment of principal, premium, if any, or interest on the Notes) if it determines that withholding notice is in their interests.

12. Trustee Dealings with Company. Subject to certain limitations imposed by the Trust Indenture Act, the Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not Trustee.

13. No Recourse Against Others. No past, present or future director, officer, employee, incorporator, agent, member or stockholder or Affiliate of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liabilities. The waiver and release are part of the consideration for issuance of the Notes.

14. Discharge; Defeasance. The Company’s and each Guarantor’s, if any, obligations pursuant to the Indenture with respect to Notes will be discharged, except for obligations pursuant to certain sections thereof, subject to the terms of the Indenture.

The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness of the Company and the Guarantors, if any, on this Note and (b) certain restrictive covenants and the related Events of Default, upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Note.

15. Authentication. This Note shall not be valid until the Trustee signs the certificate of authentication on the other side of this Note.

16. Governing Law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

17. Guarantee. As more fully set forth in the Indenture, the Company’s obligations under the Notes shall be guaranteed, to the extent permitted by law, by each Guarantor. Any such Guarantee may be terminated or released in accordance with the provisions of the Indenture.

18. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TENANT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

If to the Company:

Catamaran Corporation

1600 McConnor Parkway

Schaumburg, Illinois 60173-6801

Attn: Chief Financial Officer

Tel: (224) 231-3206

Fax: (224) 231-1916

ASSIGNMENT

I or we assign and transfer this Note to:

(Insert assignee’s social security or tax I.D. number)

(Print or type name, address and zip code of assignee)

and irrevocably appoint:

Agent to transfer this Note on the books of the Company. The Agent may substitute another to act for him.

Date:	Your
Signature:

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.01 of the Supplemental Indenture, check the box below:

[   ] Section 4.01

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.01 of the Supplemental Indenture, state the amount you elect to have purchased:

$

Date:

Your

Signature:
(Sign exactly as your name appears on the face of this Note)

Tax
Identification No.:

Signature
Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).